Exhibit 10.2

AMENDMENT NO. 4 TO

Restricted Stock Unit Award Agreement

Effective as of December 13, 2018, John Tattory (“Participant”) and Windtree Therapeutics, Inc. (the “Company”) hereby agree to amend the Restricted Stock Unit (“RSU”) Award Agreement between them dated as of November 1, 2017 and the related notice of award (as it may have been previously amended, the “RSU Agreement”) to reflect the revisions set forth herein (“Amendment No. 4”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the RSU Agreement.

Notwithstanding anything to the contrary set forth in the RSU Agreement, or in Participant’s Employment Agreement, as amended, the initial vesting date for the RSU awarded to Participant effective November 1, 2017 is hereby changed from August 1, 2018 to December 28, 2018. The second vesting date for the balance of the RSU award shall remain unchanged.

Except as amended herein, the remaining terms and conditions of the RSU Agreement shall remain in full force and effect. This Amendment No. 4 confirms an agreement between Participant and the Company with respect to the subject matter hereof and is a material part of the consideration stated in the RSU Agreement and mutual promises made in connection therewith. The parties have executed this Amendment No. 4 as of the day and date first set forth above.

Windtree Therapeutics, Inc.

By: /s/ Kathryn Cole
Name: Kathryn Cole	/s/ John Tattory
Title: SVP, Human Resources	Name: John Tattory